Exhibit 99.2

Skullcandy, Inc. to Align Product, Marketing and Sales Functions

Announces Executive Changes and Commences Search for Chief Financial Officer

PARK CITY, UTAH – June 18, 2013 – Skullcandy, Inc. (NASDAQ: SKUL) today announced the Company is taking significant steps to better align its product, marketing and sales functions in order to strengthen its position as the leading performance and lifestyle audio company driven by the creativity and attitude of youth culture. The Company also announced certain executive changes and the commencement of a search for a new Chief Financial Officer.

As part of the process, the Company is relocating its marketing, creative, business development and legal departments, as well as certain sales and international personnel to its headquarters in Park City, Utah, and will close the office in San Clemente, California, which has historically housed significant portions of these functions.

Hoby Darling, President and Chief Executive Officer commented, “Bringing together our teams in Park City will allow us to better focus our go to market process and ensure that our products, messaging and distribution are aligned with our target consumer. It will be fantastic to have these three critical functions collaborating under one roof and represents an important step toward executing our overall long-term strategic plan. It will also enhance our ability to attract top talent and build an even stronger culture, as we look to be one of the most desirable employers in the audio and youth culture segment. With three world-class mountain resorts, hundreds of miles of trails and significant technology and creative influences, Park City provides us a fantastic base that is rooted in our authenticity as an active and creative brand born on the mountains and in skate parks.”

The Company expects to record an associated pre-tax, restructuring charge in the range of $3.0 million to $3.8 million, of which $500 thousand to $1 million is estimated to be incurred in the second quarter of 2013. The Company has approximately 30 employees in San Clemente, the majority of whom will be given the opportunity to relocate with the Company’s assistance and continue working in the Park City office. The Company plans to begin implementing the proposed changes this summer and expects the moves to be complete by early fall to minimize any business disruption.

Executive Changes

The Company also announced that Sam Paschel, currently Executive Vice President of Product Development and Merchandising has been promoted to the newly created position of Chief Commercial Officer, where he will oversee the operations of both the product and demand creation teams.

Mr. Darling commented, “Since joining Skullcandy last September Sam has had a very positive impact on improving our product development strategy and spearheading changes in merchandising so we can better excite and serve our consumer. As we bring our product, marketing and sales teams together in Park City, I’m confident Sam is the right person to oversee further alignment of our product, merchandising and demand creation efforts.”

The Company also announced that it has commenced a search for a new Chief Financial Officer following Kyle Wescoat’s decision to resign in order to pursue opportunities closer to his home in Southern California. Mr. Wescoat will remain with the Company through approximately September 2013 while it searches for his successor.

“I want to thank Kyle for his efforts during this period in the Company’s history,” said Mr. Darling. “He has been a trusted asset during my first few months on the job and I’ll continue to rely on his financial acumen and leadership to ensure a smooth transition and help improve upon our recent performance.”

ABOUT SKULLCANDY, INC.

Skullcandy is a leading global designer, marketer and distributor of performance audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL by Skullcandy brands. Skullcandy was launched in 2003 and quickly became one of the world’s most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company’s products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide. Visit skullcandy.com, or join us at facebook.com/skullcandy or on Twitter @skullcandy.

Contacts

Media:

Phil Denning

203-682-8200

Phil.Denning@icrinc.com

Investors:

Brendon Frey / Joe Teklits

203-682-8200

Brendon.Frey@icrinc.com

Joseph.Teklits@icrinc.com